Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Reports Fourth Quarter and Full Year Fiscal 2020 Results

Fourth quarter results exceed expectations; Company amends credit agreement to increase flexibility and implements additional cost savings measures in response to economic environment

Racine, WI – May 28, 2020 –  Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the quarter and fiscal year ended March 31, 2020.

Fourth Quarter Highlights:

•	Net sales of $472.9 million decreased 15 percent from the prior year
•	Operating income declined to $5.6 million and adjusted operating income to $24.8 million
•	Loss per share of $0.13 and adjusted earnings per share of $0.24
•	Automotive business sale temporarily delayed, but the Company will resume the process as soon as possible

Full Year Highlights:

•	Net sales of $1,975.5 million decreased 11 percent from the prior year
•	Operating income of $37.9 million and adjusted operating income of $97.3 million
•	Loss per share of $0.04 and adjusted earnings per share of $1.05
•	Successfully completed the separation of the Automotive business, creating a stand-alone business segment to facilitate the exit strategy

Liquidity Update and Risk Mitigation Initiatives

In response to the significant reduction in customer demand resulting from the COVID-19 crisis, the Company has taken the following actions to further reduce operating expenses, conserve cash and maximize liquidity:

•	Reduced employee and executive salaries by 10 to 20 percent
•	Reduced board of directors annual cash compensation by 20 percent
•	Implemented a combination of furloughs and shortened work weeks for salaried employees
•	Reduced production schedules to align manufacturing operations with customer demand, resulting in the temporary layoff of manufacturing employees
•	Reduced planned fiscal 2021 capital expenditures by 25 percent
•	Amended credit agreement to provide liquidity through covenant flexibility for next two fiscal years

“We finished a challenging year on a strong note despite the impact of the COVID-19 pandemic on our manufacturing operations in March,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Modine faced unprecedented conditions in many of our end markets this year, but rose to the challenge by quickly implementing cost saving measures in response to lower end-market demand.  In addition, we successfully amended our credit agreement to increase our flexibility and temporarily paused activities related to the sale of our auto business, which we will resume once economic conditions allow.  The pandemic has presented new challenges for us, and we are continuing to take the actions necessary to prioritize the health of our employees and to serve our customers and communities during these difficult times.”

Financial Results

Net sales decreased 15 percent in the fourth quarter to $472.9 million, compared with $556.7 million in the prior year.  The decrease was primarily driven by market-related volume declines in the automotive, off-highway and commercial vehicle markets in the Vehicular Thermal Solutions (“VTS”) segment and lower data center, commercial HVAC and refrigeration sales in the Commercial and Industrial Solutions (“CIS”) segment. This decline includes the impact of COVID-19 related plant closures around the world during the quarter.

Gross profit decreased 18 percent in the fourth quarter to $74.9 million, primarily driven by volume declines in the VTS and CIS segments.  This was partially offset by higher gross profit in the Building HVAC (“BHVAC”) segment, which increased 15 percent on slightly lower sales volume. Overall gross margin decreased 60 basis points during the quarter to 15.8 percent, primarily due to lower margins in the VTS and CIS segments as a result of lower sales volume.

Selling, general and administrative (“SG&A”) expenses were $55.2 million in the fourth quarter, which was $9.0 million or 14 percent lower than the prior year.  This decrease was primarily due to lower compensation-related expenses, including decreased incentive compensation, and the benefits from cost savings initiatives across the organization.

Operating income was $5.6 million in the fourth quarter, compared to $18.5 million in the prior year.  This decrease was driven primarily by lower gross profit and asset impairment charges recorded in the fourth quarter of fiscal 2020, partially offset by lower SG&A and restructuring expenses as compared to the prior year. During the fourth quarter of fiscal 2020, the Company recorded $8.6 million of impairment charges primarily related to manufacturing facilities in Austria and Germany and $5.5 million of restructuring expenses primarily related to employee severance expenses.  In addition, the Company recorded $5.0 million of costs to separate and prepare the automotive business for a potential sale.  In the prior year, strategy and restructuring expenses and certain other items totaled $16.1 million.  Excluding these items, adjusted operating income of $24.8 million was down 28 percent compared with $34.6 million in the prior year.

The loss per share was $0.13 in the fourth quarter, compared with earnings per share of $0.12 in the prior year.  This decrease was primarily due to lower operating income compared to the prior year, including the impact of the impairment charges, and a higher effective tax rate.  Adjusted earnings per share were $0.24 in the fourth quarter, compared with $0.40 in the prior year.  This decrease was primarily due to lower adjusted operating income compared to the prior year.

Fourth Quarter Segment Review

•
VTS segment sales were $279.5 million, compared with $340.0 million one year ago, a decrease of 18 percent.  This decrease was driven by lower sales to all vehicular end markets and included the planned wind down of certain commercial vehicle programs.  The segment reported gross margin of 12.8 percent, down 100 basis points from the prior year.  This decrease was primarily due to lower sales volume.  The segment’s operating loss of $1.4 million decreased $11.1 million compared to operating income of $9.7 million in the prior year.  This decrease was due to lower gross profit on the lower sales volume and the impact of $8.0 million in impairment charges, partially offset by lower SG&A and restructuring expenses as compared to the prior year.

•
CIS segment sales were $150.9 million, compared with $178.5 million one year ago, a decrease of 15 percent.  This decrease was driven by lower sales across all major end markets, including commercial HVAC, refrigeration and data centers. The segment reported gross margin of 15.3 percent, down 140 basis points compared with the prior year, primarily due to lower sales volumes and unfavorable sales mix.  Operating income of $7.1 million was down $7.1 million, primarily due to lower gross profit and higher restructuring and impairment charges, partially offset by lower SG&A expenses as compared to the prior year.

•
BHVAC segment sales were $51.2 million, compared with $52.5 million one year ago, a decrease of 2 percent.  This decrease was driven primarily by lower sales of air conditioning and ventilation products in the U.K.  The segment reported gross margin of 33.3 percent, which was 510 basis points higher than the prior year.  This improvement was primarily due to favorable pricing and materials.  The segment reported operating income of $8.8 million, an increase of $2.9 million, primarily due to higher gross profit and lower SG&A expenses.

Full-Year Fiscal 2020 Overview

In fiscal 2020, net sales decreased 11 percent to $1,975.5 million. The decrease was primarily driven by market -related declines in the Company’s VTS and CIS segments, including lower data center sales in the CIS segment and the impact of COVID-19 related plant closures in the fourth quarter.  This was partially offset by higher sales in the BHVAC segment, which increased 4 percent from the prior year.  Gross margin decreased 90 basis points to 15.6 percent, primarily due to the lower sales volume in the Company’s VTS and CIS segments.

Operating income was $37.9 million compared to $109.7 million in the prior year. During fiscal 2020 and 2019, automotive separation and strategy costs, restructuring expenses, impairment charges and certain other items totaled $59.4 million and $22.2 million, respectively.  Excluding these items, adjusted operating income was $97.3 million in fiscal 2020 and $131.9 million in fiscal 2019.  The loss per share in fiscal 2020 was $0.04 compared with earnings per share of $1.65 in fiscal 2019, and adjusted earnings per share in fiscal 2020 were $1.05, compared with $1.57 in fiscal 2019.

During the year, the Company successfully completed the physical separation of the Automotive business, and plans to report a separate Automotive segment beginning in the first quarter of fiscal 2021.

Balance Sheet & Liquidity

Total debt was $482.4 million as of March 31, 2020. Cash and cash equivalents at the end of the fourth quarter were $70.9 million, along with $117.5 million of capacity under the Company’s revolving credit facility results in total available liquidity of $188.4 million at March 31, 2020. Net debt was $411.5 million as of March 31, 2020, an increase of $3.5 million from the end of fiscal 2019.

Net cash provided by operating activities for the year ended March 31, 2020 was $57.9 million, compared with $103.3 million one year ago. Free cash flow for fiscal 2020 was a use of $13.4 million.  Fiscal 2020 free cash flow was negatively impacted by cash payments related to the potential sale of the automotive business and restructuring activities, which totaled $64.7 million.

As previously disclosed, during the first quarter of fiscal 2021, the Company amended its credit agreement to provide additional covenant flexibility through fiscal 2022, including a higher leverage ratio covenant limit during this period.  The combined benefits of higher cash balances, available borrowing capacity, and revised covenants puts the Company in a strong position to manage through the global economic uncertainties.

Outlook

The Company is not providing a financial outlook at this time.  There is currently significant uncertainty regarding the short-term and longer-term business impacts of the COVID-19 pandemic.  Customer orders and production schedules are currently very unpredictable, so it is difficult to forecast revenue and earnings for fiscal 2021.

“We are making the difficult decisions necessary to run our business as we deal with the uncertainty created by  the COVID-19 pandemic, including aligning our production schedules with customer demand, while implementing the protocols necessary to keep our employees and communities safe,” commented Burke.  “We are taking all the actions necessary to protect the company and preserve liquidity at the expected lower revenue levels.  This includes reducing workforce where possible, implementing salary cuts and delaying all possible capital spending.  At this time, it is very difficult to know the length and severity of the current economic downturn, but we believe that we will weather this storm and that our actions today will allow us to be in a strong position when end markets recover.”

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, May 29, 2020 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fourth quarter and full year fiscal 2020 financial results. The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event. A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after May 29, 2020. A call-in replay will be available through midnight on June 1, 2020, at 800-585-8367, (international replay 416-621-4642); Conference ID# 5186921. The Company will post a transcript of the call on its website, on June 1, 2020.

About Modine

Modine, with fiscal 2020 revenues of $2.0 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its three complementary segments: VTS; CIS; and BHVAC. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2019 and under Forward-Looking Statements in Item 7 of Part II of that same report, and in the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2019, September 30, 2019, and December 31, 2019.  Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans, including our ability to successfully exit the automotive business within the VTS segment; our ability to effectively and efficiently reduce our cost structure in response to sales volume declines and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently, particularly in light of the significant volatility and negative impacts to the financial markets resulting from COVID-19; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased component inventory, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; the concentration of sales within our CIS segment attributed to one customer; Modine’s ability to recruit and maintain talent in managerial, leadership, and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.

Non-GAAP Financial Disclosures

Adjusted operating income, adjusted earnings per share, net debt, and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity. We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. However, these measures are not, and should not be viewed, as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges, restructuring expenses, and acquisition and integration costs, and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring and acquisitions, and certain other gains or charges.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents. This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Free cash flow represents net cash provided by operating activities less expenditures for property, plant and equipment.  This measure presents cash generated from operations during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Net sales	$472.9	$556.7	$1,975.5	$2,212.7
Cost of sales	398.0	465.1	1,668.0	1,847.2
Gross profit	74.9	91.6	307.5	365.5
Selling, general & administrative expenses	55.2	64.2	249.6	244.1
Restructuring expenses	5.5	8.9	12.2	9.6
Impairment charges	8.6	-	8.6	0.4
(Gain) loss on sale of assets	-	-	(0.8)	1.7
Operating income	5.6	18.5	37.9	109.7
Interest expense	(5.4)	(5.9)	(22.7)	(24.8)
Other expense - net	(2.5)	(2.0)	(4.8)	(4.1)
(Loss) earnings before income taxes	(2.3)	10.6	10.4	80.8
(Provision) benefit for income taxes	(4.1)	(4.2)	(12.4)	5.1
Net (loss) earnings	(6.4)	6.4	(2.0)	85.9
Net earnings attributable to noncontrolling interest	(0.3)	(0.1)	(0.2)	(1.1)
Net (loss) earnings attributable to Modine	$(6.7)	$6.3	$(2.2)	$84.8

Net (loss) earnings per share attributable to Modine shareholders - diluted:	$(0.13)	$0.12	$(0.04)	$1.65

Weighted-average shares outstanding - diluted:	50.9	51.4	50.8	51.3

Condensed consolidated balance sheets (unaudited)
(In millions)
	March 31, 2020	March 31, 2019
Assets
Cash and cash equivalents	$70.9	$41.7
Trade receivables	292.5	338.6
Inventories	207.4	200.7
Other current assets	62.5	65.8
Total current assets	633.3	646.8
Property, plant and equipment - net	448.0	484.7
Intangible assets - net	106.3	116.2
Goodwill	166.1	168.5
Deferred income taxes	104.8	97.1
Other noncurrent assets	77.6	24.7
Total assets	$1,536.1	$1,538.0

Liabilities and shareholders' equity
Debt due within one year	$30.4	$67.5
Accounts payable	227.4	280.9
Other current liabilities	114.2	121.6
Total current liabilities	372.0	470.0
Long-term debt	452.0	382.2
Other noncurrent liabilities	218.5	144.7
Total liabilities	1,042.5	996.9
Total equity	493.6	541.1
Total liabilities & equity	$1,536.1	$1,538.0

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Twelve months ended March 31,
	2020	2019
Cash flows from operating activities:
Net (loss) earnings	$(2.0)	$85.9
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	77.1	76.9
Impairment charges	8.6	0.4
(Gain) loss on sale of assets	(0.8)	1.7
Stock-based compensation expense	6.6	7.9
Deferred income taxes	1.0	(4.4)
Other - net	5.6	5.3
Changes in operating assets and liabilities:
Trade accounts receivable	36.6	(15.3)
Inventories	(12.0)	(22.0)
Accounts payable	(37.7)	16.6
Accrued compensation and employee benefits	(15.2)	(10.1)
Other assets	14.7	(11.8)
Other liabilities	(24.6)	(27.8)
Net cash provided by operating activities	57.9	103.3

Cash flows from investing activities:
Expenditures for property, plant and equipment	(71.3)	(73.9)
Proceeds from disposition of assets	6.2	0.3
Other - net	4.6	0.8
Net cash used for investing activities	(60.5)	(72.8)

Cash flows from financing activities:
Net increase (decrease) in debt	42.9	(20.7)
Other - net	(9.6)	(5.2)
Net cash provided by (used for) financing activities	33.3	(25.9)

Effect of exchange rate changes on cash	(1.6)	(2.7)

Net increase in cash, cash equivalents and restricted cash	29.1	1.9

Cash, cash equivalents and restricted cash - beginning of period	42.2	40.3

Cash, cash equivalents and restricted cash - end of period	$71.3	$42.2

Segment operating results (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Net sales:
Vehicular Thermal Solutions	$279.5	$340.0	$1,177.2	$1,351.7
Commercial and Industrial Solutions	150.9	178.5	623.9	707.6
Building HVAC Systems	51.2	52.5	221.1	212.4
Segment total	481.6	571.0	2,022.2	2,271.7
Corporate and eliminations	(8.7)	(14.3)	(46.7)	(59.0)
Net sales	$472.9	$556.7	$1,975.5	$2,212.7

	Three months ended March 31,				Twelve months ended March 31,
	2020		2019		2020		2019
Gross profit:	$'s	% of sales	$'s	% of sales	$'s	% of sales	$'s	% of sales
Vehicular Thermal Solutions	$35.7	12.8%	$46.9	13.8%	$144.9	12.3%	$186.9	13.8%
Commercial and Industrial Solutions	23.0	15.3%	29.8	16.7%	92.9	14.9%	114.9	16.2%
Building HVAC Systems	17.0	33.3%	14.8	28.2%	71.5	32.3%	63.4	29.9%
Segment total	75.7	15.7%	91.5	16.0%	309.3	15.3%	365.2	16.1%
Corporate and eliminations	(0.8)	-	0.1	-	(1.8)	-	0.3	-
Gross profit	$74.9	15.8%	$91.6	16.4%	$307.5	15.6%	$365.5	16.5%

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Operating income:
Vehicular Thermal Solutions	$(1.4)	$9.7	$27.6	$64.8
Commercial and Industrial Solutions	7.1	14.2	32.9	53.4
Building HVAC Systems	8.8	5.9	36.4	26.9
Segment total	14.5	29.8	96.9	145.1
Corporate and eliminations	(8.9)	(11.3)	(59.0)	(35.4)
Operating income (a)	$5.6	$18.5	$37.9	$109.7

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses and other adjustments.

Modine Manufacturing Company
Adjusted financial results (unaudited)
(In millions, except per share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Operating income	$5.6	$18.5	$37.9	$109.7
Automotive separation and strategy costs (a)	5.0	5.9	39.2	7.1
Restructuring expenses (b)	5.5	8.9	12.2	9.6
Impairment charges (c)	8.6	-	8.6	0.4
(Gain) loss on sale of assets (d)	-	-	(0.8)	1.7
Environmental charges (e)	0.1	1.3	0.2	3.2
Acquisition integration costs (f)	-	-	-	0.2
Adjusted operating income	$24.8	$34.6	$97.3	$131.9

Net (loss) earnings per share attributable to Modine shareholders - diluted	$(0.13)	$0.12	$(0.04)	$1.65
Automotive separation and strategy costs (a)	0.07	0.09	0.58	0.10
Restructuring expenses (b)	0.08	0.17	0.19	0.18
Impairment charges (c)	0.13	-	0.13	0.01
(Gain) loss on sale of assets (d)	-	-	(0.01)	0.03
Environmental charges (e)	-	0.02	-	0.05
Tax valuation allowances (g)	0.08	-	0.14	(0.02)
Tax from legal entity restructuring (h)	0.01	-	0.06	-
U.S. tax reform (i)	-	-	-	(0.43)
Adjusted earnings per share	$0.24	$0.40	$1.05	$1.57

(a)
During fiscal 2020 and 2019, the Company recorded $39.2 million and $7.1 million, respectively, of costs at Corporate directly associated with its review of strategic alternatives for the Vehicular Thermal Solutions ("VTS") segment's automotive business, including costs to separate and prepare the business for a potential sale.  With the exception of $3.1 million of costs in fiscal 2020 associated with program and equipment transfers recorded as costs of sales, these costs were recorded as SG&A expenses and primarily related to accounting, legal, and IT professional services. The tax benefit related to these costs during the fourth quarter of fiscal 2020 and 2019 was $1.3 million and $1.5 million, respectively.  The tax benefit related to these costs during fiscal 2020 and 2019 was $9.6 million and $1.8 million, respectively.

(b)
Restructuring expenses primarily relate to employee severance expenses, largely resulting from targeted headcount reductions, and equipment transfer and plant consolidation costs. The tax benefit related to these costs during the fourth quarter of fiscal 2020 and fiscal 2019 was $1.3 million and $0.2 million, respectively.  The tax benefit related to these costs during fiscal 2020 and fiscal 2019 was $2.3 million and $0.2 million, respectively.

(c)
During the fourth quarter of fiscal 2020, the Company recorded asset impairment charges totaling $8.0 million within the VTS segment, primarily related to manufacturing facilities in Austria and Germany.  The Company anticipates the future cash flows at these facilities will be negatively impacted by planned wind downs of certain commercial vehicle and automotive programs.  Also in the fourth quarter of fiscal 2020, the Company recorded a $0.6 million impairment charge to reduce the carrying value of a previously-closed CIS manufacturing facility in Austria to its current estimated fair value.  The tax benefit related to these impairment charges was $1.8 million.  During fiscal 2019, the Company recorded a $0.4 million impairment charge related to the CIS facility in Austria.

(d)
During fiscal 2020, the VTS segment sold a previously-closed manufacturing facility in Germany and, as a result, recorded a gain of $0.8 million.  During fiscal 2019, the Building HVAC Systems segment sold its operations in South Africa and, as a result, recorded a loss of $1.7 million. Annual sales for this disposed business were less than $2.0 million. There were no tax impacts associated with these transactions.

(e)	Environmental charges, including related legal costs, are recorded as SG&A expenses and relate to previously-owned U.S. manufacturing facilities in the VTS segment.

(f)	These costs related to the Company's acquisition and integration of the Luvata Heat Transfer Solutions business.

(g)
During fiscal 2020, the Company adjusted its valuation allowances on deferred tax assets in the U.S and in Brazil.  As a result, the Company recorded net income tax charges totaling $3.0 million and $4.1 million in the third and fourth quarters of fiscal 2020, respectively.  During fiscal 2019, the Company adjusted its valuation allowances on deferred tax assets related to two separate subsidiaries in China.  As a result, the Company recorded a $2.0 million income tax benefit in the first quarter of fiscal 2019 and an income tax charge of $1.0 million in the second quarter of fiscal 2019.

(h)
During fiscal 2020, the Company recorded a net income tax charge totaling $2.9 million as a result of legal entity restructuring completed in preparation of a potential sale of the automotive business.

(i)
During fiscal 2019, the Company recorded income tax benefits totaling $22.2 million, primarily related to transition tax obligations associated with tax reform legislation in the U.S. that was enacted in December 2017 and the recognition of tax assets for foreign tax credits.

Modine Manufacturing Company
Net debt (unaudited)
(In millions)

	March 31, 2020	March 31, 2019
Debt due within one year	$30.4	$67.5
Long-term debt	452.0	382.2
Total debt	482.4	449.7

Less: cash and cash equivalents	70.9	41.7
Net debt	$411.5	$408.0

Free cash flow (unaudited)
(In millions)

	Three months ended March 31,		Twelve months ended March 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$12.0	$35.9	$57.9	$103.3
Expenditures for property, plant and equipment	(13.1)	(15.2)	(71.3)	(73.9)
Free cash flow	$(1.1)	$20.7	$(13.4)	$29.4

SOURCE: Modine Manufacturing Company

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com